Exhibit 10.16

Intelligent Comprehensive Service Agreement for Sharing Economy

Thank you for choosing Saying Platform to provide you with comprehensive services for the sharing economy. We will rely on our comprehensive strength to provide you with the most standardized and professional services.

Party A: Ruiwuhang (Shanghai) Facility Management Co., Ltd. (hereinafter referred to as “Party A”)

Address: Room 108, No. 10, Lane 385, Yongjia Road, Xuhui District, Shanghai

Contact Person: Ms. Zhang

Telephone: [*]

Email: [*]

Party B: Shanghai Saying Information Technology Ltd. (hereinafter referred to as “Party B”)

Address:

Contact Person: Zhang Hua Telephone: [*]

Email: [*]

Party A and Party B hereby enter into this Agreement on June 2, 2023, in Shanghai (hereinafter, Party A and Party B are collectively referred to as the “Parties” and individually as a “Party”).

Special Provisions:

In the use of the comprehensive services for the sharing economy provided by Party B under this Agreement for freelancers who obtain business operation income, Party B undertakes to pay taxes in accordance with the law and to ensure that individual taxpayers obtain legal income after tax.

Military personnel, public servants, and other personnel prohibited by national laws, regulations, and disciplinary rules from engaging in part-time jobs or business activities are strictly prohibited from using the comprehensive services for the sharing economy provided by Party B under this Agreement.

Company employees and other personnel who have labor/employment contracts or similar labor and personnel legal relationships with a company and obtain wage and salary income from such company are strictly prohibited from using the comprehensive services for the sharing economy provided by Party B under this Agreement; for such personnel who obtain business operation income from engaging in production and business operations with enterprises or institutions other than the aforementioned entities, Party B may provide them with the comprehensive services for the sharing economy under this Agreement.

Legal representatives, shareholders, directors, supervisors, and other personnel who obtain income from their affiliated companies are strictly prohibited from using the comprehensive services for the sharing economy provided by Party B under this Agreement; for such personnel who obtain business operation income from engaging in production and business operations with enterprises or institutions other than the aforementioned entities, Party B may provide them with the comprehensive services for the sharing economy under this Agreement.

Once any of the above behaviors is discovered, Party B has the right to report to the tax authorities and other relevant state organs. The tax authorities and other relevant state organs shall pursue the legal liability of the responsible persons in accordance with the provisions of the Law of the People’s Republic of China on the Administration of Tax Collection and other relevant laws and regulations.

Whereas, Party A engages in Information Technology business and requires a large number of freelancers to provide services to its users/clients; Party B is a company registered and established in China, possesses a sharing economy resource platform and intelligent system, has the qualification for tax collection and remittance on behalf of the tax authorities, and accepts Party A’s entrustment to screen and select suitable freelancers for Party A and can provide comprehensive services for the sharing economy.

Article 1 Cooperation Content

1.	Party A’s business operations require a large number of freelancers to provide related services to its users/clients. Party A may provide services to freelancers and their users/clients, including but not limited to: information release and inquiry, transaction matching and processing, order inquiry and management, pricing suggestions and consultation, agency service fee consultation and negotiation, other modern services, transaction contracts and voucher custody, and other information services and transaction processing services. The term “freelancer” in this clause refers to: freelancers without factual labor relationships.

2.	Party B possesses a sharing economy resource platform and intelligent system, and can accept Party A’s entrustment to provide comprehensive services for the sharing economy, including but not limited to screening and recommending suitable freelancers for Party A, supervising the business activities of freelancers providing services to Party A, withholding and remitting taxes and fees on behalf of freelancers, and accepting Party A’s entrustment to pay corresponding performance fees (after tax) to freelancers.

3.	According to the withholding authority, the scope of withholding by Party B is limited to individuals engaged in production and business operations, that is, the freelancers under this Agreement. The meaning of “withholding” in this clause refers to: the tax bureau grants Party B the qualification to withhold taxes on the platform; “withholding authority” refers to: the authority to withhold relevant value-added tax and other taxes and fees for freelancers within the platform.

Article 2 Rights and Obligations of Party A

1.	Party A has the right to review the application information submitted by freelancers and decide whether to accept the application. Party A shall regulate its transaction methods and legal relationships with users/clients and freelancers on its own. If any disputes arise therefrom, Party A shall handle them on its own, and Party B shall have no liability.

2.	Party A has the right to decide to suspend the activities of freelancers, suspend the corresponding expense settlement, terminate the activity arrangement with such freelancers, and arrange corresponding contract arrangements according to business needs, freelancer activities, and other circumstances.

3.	Party A shall truthfully generate withdrawal application forms (the amount recorded in the withdrawal application form shall be the after-tax income of the freelancer) according to the agreement of this Agreement, pay service fees to Party B in full and on time, and independently bear any legal liability related to the freelancer.

4.	Party A shall ensure that the service information released by freelancers and their users/clients is true, valid, and complies with legal provisions, and ensure that the information releaser will not arbitrarily revoke or change the service information. If the above information is untrue or changes cause losses to Party B, Party A shall bear the responsibility.

5.	Party A shall publish business rules on its platform/website and notify Party B in a timely manner when business rules change.

6.	Party A shall ensure that the service content arranged for freelancers and their users/clients does not violate laws, harm social morals, or harm the physical and mental health and safety of freelancers, and fully ensure the effective realization of the rights and interests of freelancers and Party B.

7.	Party A shall not engage in behaviors that violate laws or administrative regulations, such as money laundering, tax evasion, or other behaviors that Party B deems inappropriate for using Party B’s services.

7.1	If Party A or freelancers or their users/clients are taxpayers or withholding obligors, they shall fulfill their tax obligations in accordance with the law.

7.2	When Party B fulfills the withholding obligations under this Agreement within the withholding authority granted by the competent tax authority, if Party A or freelancers or their users/clients refuse to pay taxes, Party B has the right to report to Party B’s competent tax authority within 24 hours for handling by Party B’s competent tax authority.

8.	Party A shall not entrust Party B to withhold individual income tax for the following personnel:

8.1	Personnel who have labor/employment contracts or other similar labor and personnel legal relationships with Party A;

8.2	Personnel who have labor/employment contracts or other similar labor and personnel legal relationships with Party A’s affiliated enterprises;

8.3	Legal representatives, directors, supervisors, and shareholders of Party A and its affiliated enterprises;

8.4	Other personnel not applicable to the provisions of Article 1, Paragraph 3 of this Agreement regarding the scope of withholding by Party B.

The aforementioned Party A’s affiliated enterprises refer to those that directly or indirectly hold 25% or more of the equity of one party; or those that are directly or indirectly owned or controlled by a third party holding 25% or more of the equity; or those that have actual control over Party A’s production, operation, and transactions, or other interest-related relationships (including but not limited to marriage, close relatives).

If the personnel stipulated in this article engage in production and business operations as freelancers, and provide relevant proof documents, Party B may withhold and remit individual income tax on their behalf from such business operation income in accordance with this Agreement.

9.	Party A undertakes to keep confidential the personal privacy information disclosed by freelancers.

10.	Party A undertakes: for the purpose of completing the cooperation under this Agreement, the personal information legally provided to Party B and authorized for use by Party B or legally shared with Party B has obtained the consent of the personal information subject. The aforementioned “personal information” refers to various information recorded in electronic or other forms that can identify a natural person’s personal identity alone or in combination with other information, including but not limited to the natural person’s name, date of birth, identity document number, personal biometric information, address, telephone number, etc., as well as personal collection account information, order quantity, and fees.

11.	Party A may retain the personal information of freelancers obtained from Party B for the purpose of realizing the cooperation content of this Agreement. However, without Party B’s authorization, Party A shall not disclose the personal information of freelancers obtained from Party B to any third party.

12.	Party A undertakes to fulfill the security protection obligations for the personal information of freelancers obtained from Party B in accordance with the requirements of relevant laws and regulations, ensuring that the network is free from interference, damage, or unauthorized access, and preventing network data leakage, theft, or tampering.

Article 3 Rights and Obligations of Party B

1.	Party B has the right to formulate corresponding service standards for the business activities provided by freelancers. Freelancers shall comply with the aforementioned service standards. Party B shall urge freelancers not to violate relevant laws and regulations, and Party B shall not bear any legal liability for freelancers’ violations of laws and regulations.

2.	For the comprehensive services for the sharing economy provided by Party B under this Agreement, including but not limited to the economic activities provided by freelancers to Party A, Party B has the right to charge Party A corresponding service fees.

3.	Party B shall act in the principle of maximizing Party A’s interests, diligently perform this Agreement, maintain Party A’s image, and not harm Party A’s legitimate rights and interests.

4.	Party B shall, in accordance with relevant tax policies and the requirements of Party B’s competent tax authority, provide Party A with the list of freelancers’ individual income tax withholding and administrative charges (if applicable) for the withdrawal application. Upon Party B’s request, freelancers shall provide assistance and information related to tax declaration and payment.

4.1	Party B shall comply with national laws, administrative regulations, and rules regarding entrusted withholding, and complete the withholding acts agreed upon under this Agreement in accordance with the provisions of the “Entrusted Withholding Agreement” signed with the competent tax authority.

4.2	Party B shall legally withhold and remit taxes in full and on time, ensuring that the amount of tax vouchers issued is consistent with the reported taxes.

4.3	Party B shall, in accordance with the ticket management regulations of the competent tax authority, collect, keep, issue, and cancel relevant vouchers.

4.4	When Party B withholds taxes under this Agreement, it shall provide Party A with tax vouchers provided by Party B’s competent tax authority.

4.5	If Party B fails to withhold or under-withhold taxes due to Party B’s responsibility, the legal liability arising therefrom shall be borne by Party B. Party B shall handle the liability assumption with the competent tax authority on its own, except that Party B shall report to Party B’s competent tax authority within 24 hours when freelancers or their users/clients refuse to pay.

4.6	If Party B violates regulations by over-withholding taxes, and causes losses to the legitimate rights and interests of freelancers or their users/clients, Party B shall be responsible for compensation and handle the liability assumption with the competent tax authority on its own.

5.	If Party B discovers that Party A has any of the behaviors stipulated in Article 2, Paragraph 8 of this Agreement, Party B has the right to immediately suspend the performance of this Agreement and report Party A’s illegal behavior to Party B’s competent tax authority within 24 hours of discovery. Party A shall bear the tax-related penalties arising therefrom on its own, including but not limited to paying the corresponding taxes, late fees, etc. as required by the tax authorities.

6.	The services provided by Party B to freelancers to meet Party A’s business needs do not constitute any labor or employment contract relationship between Party B and the freelancers. Party B shall not bear any legal liability for disputes arising from freelancers engaging in production and business activities with any party or third party.

7.	Party B undertakes to keep confidential the personal privacy information disclosed by Party A and freelancers.

8.	If Party A and freelancers or their users/clients have other service or arrangement agreements, Party B shall not bear any obligations for arrangements in which it is not involved, including but not limited to paying performance fees to freelancers, withholding individual income tax, etc.

9.	Party B may retain the personal information obtained from Party A for the purpose of realizing the cooperation content of this Agreement. However, without Party A’s authorization, Party B shall not disclose the personal information obtained from Party A to any other third party.

10.	Party B undertakes to fulfill the security protection obligations for the personal information obtained from Party A in accordance with the requirements of relevant laws and regulations, ensuring that the network is free from interference, damage, or unauthorized access, and preventing network data leakage, theft, or tampering.

Article 4 Service Fee and Payment Method

1.	For the comprehensive services for the sharing economy provided by Party B under this Agreement, Party A shall pay service fees to Party B (hereinafter referred to as “Service Fees”). Based on the commercial characteristics of the services provided by Party B, the specific calculation of the service fee amount shall include the following components:

(a)	Depending on the specific activities provided by each freelancer to Party A, Party A calculates the service fee amount (hereinafter referred to as “Performance Fee”) generated by each freelancer’s activities according to business rules; and

(b)	For the comprehensive services for the sharing economy provided by Party B under this Agreement and the specific activities provided by freelancers to Party A, Party B charges a basic service fee (hereinafter referred to as “Basic Service Fee”).

(c)	Hosting fees for individual industrial and commercial households actually registered and established by freelancers.

2.	The specific settlement and payment methods for service fees between the Parties:

(a)	For the performance fees (after tax) that Party A should pay to freelancers, Party A needs to generate a withdrawal application form (the content of the withdrawal application form includes but is not limited to freelancer name, ID number, collection account information, order quantity, and fees, etc.). Party A uploads data files to the settlement system through technical docking or manual upload. Given Party A’s commercial confidentiality and information security considerations, Party B shall not require Party A to provide order details of freelancers providing services at Party A’s location. Party A shall truthfully fill in the withdrawal application form, and Party B is not responsible for verifying the content of the withdrawal application form; all disputes arising from errors in the settlement information provided by Party A shall be resolved by Party A on its own.

(b)	Within 2 days after receiving the service fees paid by Party A (holidays postponed), Party B shall pay the performance fees (after tax) that should be paid to freelancers according to Party A’s withdrawal application form to the corresponding freelancers;

(c)	The basic service fee amount corresponding to the service fees charged by Party B is calculated as follows: Basic Service Fee = Total performance fees (after tax) based on freelancer activities during the settlement period × Basic Service Fee rate; where the basic standard for the aforementioned “rate” is [6.72]%, of which the enterprise bears the service fee rate of [6.72]%, and the individual bears the service fee rate of [0]%.

(d)	Payment limit: Each freelancer of Party A shall not exceed 5 million RMB per year (this fee standard will be adjusted according to policy adjustments).

3.	Party A shall pay service fees to Party B through bank transfer: Party A’s bank account information is as follows: Bank: China Merchants Bank Shanghai Huai Zhong Branch Account Name: Ruiwuhang (Shanghai) Facility Management Co., Ltd. Account Number: 121940855310705

4.	Party A needs to establish a merchant in Party B’s settlement system and complete the recharge in order to prepay service fees to Party B. In Party B’s settlement system, Party B opens a unique sub-account for the merchant established by Party A. Party A’s payment operations to this sub-account can be confirmed by Party B as Party A’s recharge behavior. After Party A’s sub-account is established, it can be queried through Party B’s settlement system. After Party A’s recharge funds actually arrive at Party B’s designated account, Party B can perform payment operations to freelancers according to the withdrawal application form provided by Party A. Party B does not bear the obligation to advance the operating income of freelancers. After Party B pays performance fees (after tax) to freelancers and collects basic service fees, Party A can query payment details and complete reconciliation based on Party B’s settlement system. Party B issues invoices according to the actual settlement service fee amount. If Party A and Party B agree separately on this matter, the agreement shall prevail.

Party A’s system operator and authorizer information is as follows. If there are any changes later, please contact Party B for operation modifications:

Item	System Operator	System Authorizer
Name	Zhang Xiaoling
Mobile	[*]
Email	[*]

5.	Party B’s bank account information for collecting service fees is as follows:

Fee	System Recharge Collection Account
Account Name	Shanghai Saying Information Technology Ltd.
Bank	Postal Savings Bank of China Shanghai Putuo District Aomen Road Branch
Account Number	[*]

6.	After receiving the service fees paid by Party A, Party B shall provide Party A with equivalent value-added tax special invoices and mail them to the address stated at the beginning of this Agreement. Party A’s billing information is as follows: Account Name: Ruiwuhang (Shanghai) Facility Management Co., Ltd. Bank: China Merchants Bank Shanghai Huai Zhong Branch Account Number: 1[*] Tax Number: [*] Telephone: [*] Address: Room 108, No. 10, Lane 385, Yongjia Road, Xuhui District, Shanghai

7.	Party A guarantees that freelancers can inquire about the calculation method of fees, payment channels, and other information at Party A’s location on their own. If both parties have any objections to the inquiry results, Party A and freelancers shall resolve them on their own.

8.	If Party A fails to pay service fees in a timely manner, all liability for breach of contract shall be borne by Party A; if Party A has paid service fees on time, but Party B fails to settle performance fees with each freelancer in a timely manner due to Party B’s reasons, all consequences arising therefrom shall be borne by Party B.

9.	If Party A and Party B sign relevant agreements when using third-party technical services for service fee settlement, if such agreements conflict with this Agreement, such agreements shall prevail.

Article 5 Termination and Cancellation of Agreement

1.	Upon mutual agreement between Party A and Party B, this Agreement may be modified or terminated in advance.

2.	In case of any of the following circumstances, Party A may terminate this Agreement at any time and has the right to require Party B to bear corresponding liability for breach of contract and compensate for corresponding losses: (1) Party B fails to issue the relevant invoices to Party A as agreed and fails to explain the reasons to Party A, and still fails to provide the invoices as agreed after reminder; (2) Due to Party B’s promotional negligence, causing serious negative impact on Party A, resulting in a serious decline in Party A’s social evaluation. When Party A terminates this Agreement due to the aforementioned circumstances, Party A has the right to require Party B to compensate for all losses suffered by Party A.

3.	In case of any of the following circumstances, Party B may terminate this Agreement at any time and has the right to require Party A to bear corresponding liability for breach of contract and compensate for corresponding losses: (1) Party A arranges for freelancers to engage in illegal activities, harmful to social morals, or activities that seriously damage Party B’s interests; (2) Party A fails to pay service fees on time; (3) Due to Party A’s promotional negligence, causing serious negative impact on Party B, resulting in a serious decline in Party B’s social evaluation. When Party B terminates this Agreement due to the above circumstances, Party B has the right to require Party A to compensate for all losses suffered by Party B.

4.	If the purpose of this Agreement cannot be realized due to force majeure factors, either party may terminate this Agreement.

5.	Before the expiration of the performance period, if one party clearly indicates or demonstrates by its own behavior that it will not perform the main obligations, or one party delays in performing obligations or has other breaches of contract that make it impossible to realize the purpose of this Agreement, the other party may unilaterally terminate this Agreement.

6.	During the validity period of this Agreement, if one party is legally dissolved, revoked, or its subject qualification is revoked for other reasons, the other party may treat this Agreement as terminated.

Article 6 Liability for Breach

1.	If either party violates the agreement of this Agreement, it constitutes a breach by that party; unless otherwise provided in this Agreement, the breaching party shall bear liability for breach of contract to the observing party, compensating for all losses, liabilities, compensation, or expenses suffered or incurred by the observing party (including but not limited to reasonable attorney fees, litigation costs, notary fees, etc.).

2.	In the following circumstances of breach by Party B, Party A has the right to make corresponding demands and claims for compensation: If Party B violates the provisions of this Agreement and fails to provide the services agreed upon by both parties, causing serious impact on Party A, Party A has the right to send a written notice to Party B, requiring Party B to perform its obligations immediately. If serious losses are caused to Party A, Party A has the right to claim compensation from Party B for all losses suffered by Party A thereby.

3.	In the following circumstances of breach by Party A, Party B has the right to make corresponding demands and claims for compensation: During the validity period of this Agreement, if Party A fails to perform its payment obligations, for each day of delay, Party B has the right to require Party A to bear 0.05% of the overdue payment amount as a penalty for breach of contract, and Party B has the right to calculate the interest that Party A should pay at 0.05%/day based on Party A’s overdue payment amount as the principal.

4.	The provisions of this Agreement regarding remedies in case of breach (including requiring liability for breach of contract and termination of the Agreement, etc.) are cumulative and may be applied alternatively or simultaneously.

5.	If either party violates any provision of this Agreement, after either party issues a written reminder of breach to the other party, requiring the breaching party to perform the Agreement or take necessary economic remedial measures, if no written response is received from the breaching party within 30 natural days (inclusive), in addition to the compensation that the breaching party should make to the other party in terms of law or assets, the other party has the right to terminate this Agreement.

6.	If government actions or force majeure factors cause part or all of the provisions of this Agreement to be unperformable, the party suffering such behavior shall not bear liability for breach of contract. The aforementioned government actions include but are not limited to failure of Chinese government authorities to grant or revocation of the corresponding operating qualifications or rights of Party A and Party B.

Article 7 Early Termination

1.	Under the following circumstances, Party B may terminate this Agreement in advance: (1) Party A seriously violates the provisions of this Agreement; (2) Party A refuses or fails to perform the duties and obligations stipulated in this Agreement that it should perform; (3) Party A goes bankrupt or has its business license revoked.

2.	Under the following circumstances, Party A may terminate this Agreement in advance: (1) Party B refuses or fails to perform relevant agreements; (2) Party B refuses or fails to perform the duties and obligations stipulated in this Agreement that it should perform; (3) Party B goes bankrupt or has its business license revoked.

Article 8 Representations, Warranties and Undertakings

The Parties hereby make the following representations, warranties and undertakings: Each Party has disclosed to the other Party all information required to be disclosed for the signing and performance of this Agreement, and the disclosed content is true, accurate, and complete. The Parties hereby jointly declare and undertake: The signing and performance of this Agreement do not conflict with any agreements already signed by either Party or any obligations to be undertaken, nor will they create any legal and commercial conflicts with any third party other than the Parties to this Agreement.

Article 9 Confidentiality

1.	Either Party shall keep confidential any content involved in this Agreement and all legal, commercial, and cooperative business information related to the execution of this Agreement by both Parties. Without the other Party’s permission, neither Party shall disclose to any third party other than the Parties.

2.	The confidentiality period shall be: from the effective date of this Agreement to ten years after the formal termination of this Agreement.

Article 10 Force Majeure

1.	“Force Majeure” refers to events that neither Party can control, cannot foresee, or even if foreseeable cannot be avoided, and such events are sufficient to hinder, affect, or delay either Party’s performance of all or part of its obligations under this Agreement. Such events include but are not limited to natural disasters, war, policy changes, computer viruses, hacker attacks, or interruptions in telecommunication agency services.

2.	The party suffering a force majeure event may temporarily suspend the performance of its obligations under this Agreement until the impact of the force majeure event is eliminated, and does not need to bear liability for breach of contract for this. However, that party shall make its best efforts to overcome the force majeure event and prevent or reduce the expansion of losses.

Article 11 Governing Law, Dispute Resolution and Jurisdiction

The conclusion, execution, interpretation, and dispute resolution of this Agreement shall be governed by Chinese law. Any dispute arising from or related to this Agreement shall be resolved through friendly consultation between both Parties. If consultation fails, both Parties agree to submit to the People’s Court at the place of signing of this Agreement for resolution through litigation.

Article 12 Supplementary Agreements and Attachments

Both Parties agree that after the signing of this Agreement, if there are supplementary agreements, such supplementary agreements and attachments shall constitute an inseparable part of this Agreement and have equal legal effect.

Article 13 Exercise of Rights

The failure of either or both Parties to exercise the rights under this Agreement in a timely manner shall not be deemed as a waiver of such rights, nor shall it affect the exercise of such rights by that Party in the future.

Article 14 Notices

1.	Unless otherwise provided in this Agreement, all notices in the performance of this Agreement shall be sent by registered mail, EMS, or courier to the addresses of the Parties listed at the beginning of this Agreement. Both Parties guarantee that such addresses are addresses where they can receive notices at any time. When the address changes, the changing Party shall immediately notify the other Party in writing of the changed address. Sent by registered mail, EMS, or courier, it shall be deemed delivered 5 days after the postmark/delivery date.

2.	If either Party fails to notify the other Party in writing of the address change in a timely manner, and the other Party mails to the originally provided address, it shall be deemed to have been delivered on the date 5 days after the postmark/delivery date in accordance with the preceding paragraph.

Article 15 Effectiveness and Validity Period

1.	This Agreement shall take effect after being sealed by both Parties or signed by authorized representatives. The validity period of this Agreement is 1 years.

2.	If neither Party proposes to terminate this Agreement in writing before the expiration date of this Agreement, the validity period of this Agreement shall be automatically extended for 1 years.

3.	This Agreement is made in 2 copies, with Party A and Party B each holding 1 copy, each having equal legal effect.

Party A (Official Seal): Ruiwuhang (Shanghai) Facility Management Co., Ltd.

Authorized Representative

Signature: Date:

Party B (Official Seal): Shanghai Saying Information Technology Ltd.

Authorized Representative

Signature: Date: